EXHIBIT 99.1
For Immediate Release
American Axle & Manufacturing Announces
2009 – 2013 New Business Backlog of $1.4 Billion
Detroit, Michigan, May 28, 2008 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced that its backlog of new and incremental business launching from 2009 through 2013 has increased to approximately $1.4 billion in future annual sales.
AAM currently expects to launch approximately two-thirds of the $1.4 billion new business backlog in the 2009, 2010 and 2011 calendar years. The balance of the new business backlog will launch in 2012 and 2013.
AAM’s new business backlog reflects the company’s continued success in expanding its product portfolio, customer base, served markets and global manufacturing footprint.
Almost half of AAM’s new business backlog relates to rear-wheel-drive and all-wheel-drive applications for passenger cars and crossover vehicles.
AAM’s new business backlog benefits from the company’s continued focus on electronics product integration. This is particularly evident in the expansion of AAM’s drivetrain product offerings, such as transmission differentials and transfer cases.
Approximately 85% of AAM’s new business backlog has been sourced to AAM’s non-U.S. facilities. This will accelerate the expansion of AAM’s high quality, cost-competitive and operationally flexible global manufacturing footprint in Brazil, China, India, Mexico, Poland and Thailand.
The growth in AAM’s new business backlog also reflects AAM’s successful efforts to diversify its customer base. Recent awards in AAM’s new business backlog include:
•	Nissan Motor Co., Ltd. has selected AAM to produce rear axles and driveshafts for a 2010 model-year light vehicle program. These components will be manufactured at AAM’s Guanajuato, Mexico manufacturing facility for the North American market.

•	Renault S.A. has chosen AAM to manufacture rear dual-wheel axles for a 2011 model-year light commercial vehicle program. These components will be manufactured at AAM’s Changshu, China manufacturing facility for consumption in the emerging markets of Brazil, Russia, India, and China.

•	Audi AG has awarded AAM new and incremental transmission differential business. These components will be manufactured at AAM’s Olawa, Poland manufacturing facility.

•	Brilliance China Automotive Holdings., Ltd. has selected AAM to produce independent rear drive assemblies (IRDA) for a 2010 model-year crossover utility vehicle program. These components will be manufactured at AAM’s Changshu, China manufacturing facility for the domestic market in China.

•	Chery Automobile Co., Ltd. has chosen AAM to supply driveshafts for a 2009 model year crossover vehicle. As previously announced, this vehicle will also feature AAM’s rear-drive modules (RDM). These components will also be produced at our Changshu, China manufacturing facility for the domestic market in China.
“Record high fuel prices, rapidly shifting consumer preferences and fast growth in the emerging markets are quickly changing the product development requirements of the global automotive industry,” said AAM’s Co-Founder, Chairman of the Board & CEO, Richard E. Dauch. “AAM’s success in growing its new business backlog demonstrates that our long-term strategic goals of expanding and diversifying AAM’s product portfolio, customer base, served markets and global manufacturing footprint are on track and in balance with the needs of our customers.”
AAM values its new business backlog based on production volume estimates and program design direction provided by its customers. The sales value of these awards will depend on product volumes, program launch timing and foreign currency exchange.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles. In addition to locations in the United States (Michigan, New York, Ohio and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance.  Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution.  Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products or volume reductions, particularly for light trucks and SUVs produced by GM and Chrysler LLC’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; work stoppages at GM or Chrysler LLC or a key supplier to GM or Chrysler LLC; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to consummate and integrate acquisitions; supply shortages or price increases in raw materials, utilities or other operating supplies; our ability or our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our customers’ and suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our ability to attract new customers and programs for new products; our ability to develop new products that reflect market demand; our ability to respond to changes in technology, increased competition or pricing pressures; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe, South America and Asia); liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities;  availability of financing for working capital, capital expenditures, research and development or other general corporate purposes, including our ability to comply with financial covenants; our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete.
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For more information ...

Renee B. Rogers	Jamie M. Little
Manager, Corporate Communications and	Director, Investor Relations
Media Relations	(313) 758-4831
(313) 758-4882	jamie.little@aam.com
renee.rogers@aam.com
Or visit the AAM website at www.aam.com